Exhibit 99.1
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     FinancialContent to Restate Financial Results for Fiscal 2004 and 2005

SOUTH SAN FRANCISCO, California, February 16 /Market Wire/ -- FinancialContent Inc., (OTCBB: FCON) a leading provider of financial data and business applications to online media and financial services companies worldwide, today announced that the Company will restate its financial statements for the year ended June 30, 2004 and 2005, and three months ended September 30, 2005.

In connection with the issuance of Series A Convertible Preferred Stock on July 18, 2003, Series B Convertible Preferred Stock on July 31, 2003, and Series C Convertible Preferred Stock on January 2, 2004, the Company did not add to its loss amounts the value of the beneficial conversion feature of such preferred shares in the years ended June 30, 2004, in calculating loss from continuing operations per common share and net loss per common share for such period, or adjust such calculation following completion of the independent valuation in fiscal year 2004. This resulted in an understatement of net loss per common share for that period.

The Company has recorded a charge of $2,730,339 to accumulated deficit to reflect an imputed dividend to the preferred shareholders for the value of this conversion feature. The effect on earnings per share for the year ended June 30, 2004 is a decrease of $0.31 per share from $0.19 per share to $0.50 per share.

FinancialContent is filing today with the Securities and Exchange Commission a Current Report on Form 8-K disclosing all restated per-share amounts and that it will be amending its 2004 and 2005 Annual Report on Form 10-KSB as well as its Form 10-QSB for the first quarter of 2005.

"We believe that the restatement of the Company's financial statements will not have any material impact on the operations and financial viability of the Company," explained Wing Yu, CEO of FinancialContent.

A pioneer in online content integration, FinancialContent, Inc. is one of the industry's leading content solution providers offering a full suite of financial data deployable through an interactive online platform. FinancialContent's flagship product Studio 3.5 is winning rave reviews for the software's ease of use and speed of deployment. For more information about Studio 3.5 and FinancialContent's complete suite of financial data products, please contact info@financialcontent.com.

About FinancialContent, Inc.

FinancialContent is a leading content solution provider specializing in the integration and delivery of financial data and tools into web sites, corporate intranets and print media. The Company's mission is to empower its clients with the ability to customize and manage their own deployments. With over 400 deployments worldwide, FinancialContent is rapidly growing its client base to include banks, brokerages, credit unions, and application service providers, as well as diversified media businesses and Fortune 500 companies. For more information, please visit http://www.financialcontent.com. FinancialContent is publicly traded on the over-the-counter market under the ticker symbol FCON.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company's operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in FinancialContent, Inc.'s periodic filings with the U.S. Securities and Exchange Commission.

Contacts:
Dave Neville
ir@financialcontent.com